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                                                                    EXHIBIT 99.9

                              BROADCOM CORPORATION

                        STOCK OPTION ASSUMPTION AGREEMENT
                             SERVERWORKS CORPORATION
                   (FORMERLY KNOWN AS RELIANCE COMPUTER CORP.)
                          2000 LONG TERM INCENTIVE PLAN

         This STOCK OPTION ASSUMPTION AGREEMENT by and between Broadcom Corporation, a California corporation ("Broadcom"), and the undersigned individual ("Optionee") is effective as of January 16, 2001 (this "Assumption Agreement").

         WHEREAS, Optionee holds one or more outstanding options to purchase shares of the common stock ("ServerWorks Stock") of ServerWorks Corporation, a Delaware corporation ("ServerWorks"), which were granted to Optionee under the ServerWorks Corporation 2000 Long Term Incentive Plan (the "Plan"), and are each evidenced by a Stock Option Agreement(s).

         WHEREAS, ServerWorks has been acquired by Broadcom through the merger of RCC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Broadcom ("Merger Sub"), with and into ServerWorks (the "Merger"), pursuant to the Merger Agreement and Plan of Reorganization, dated as of January 5, 2001 (the "Merger Agreement"), by and among Broadcom, Merger Sub and ServerWorks and, with respect to Article 7, Article 9 and Article 10 of the Merger Agreement only, Anantakotiraju Vegesna, as Stockholder Agent, and U.S. Stock Transfer Corporation, as Depositary Agent.

         WHEREAS, the provisions of the Merger Agreement require Broadcom to assume the obligations of ServerWorks under the Plan and each outstanding option under the Plan at the consummation of the Merger.

         WHEREAS, Broadcom desires to issue to the holder of each such assumed option (the "Assumed Option") an agreement evidencing the assumption of such option.

         WHEREAS, pursuant to the Merger Agreement, each outstanding share of ServerWorks Stock was initially converted into .41924314 of a share of Class A common stock, par value $0.0001 per share, of Broadcom ("Broadcom Stock"), subject to increase following the time of the consummation of the Merger (the "Effective Time") pursuant to the earn-out provisions set forth in Section 1.13 of the Merger Agreement (the "Exchange Ratio").

         WHEREAS, the purpose of this Agreement is to evidence the assumption by Broadcom of the outstanding options held by Optionee at the Effective Time and to reflect certain adjustments to Optionee's outstanding options which have become necessary in connection with their assumption by Broadcom.



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         NOW, THEREFORE, it is hereby agreed as follows:

            1. The number of shares of ServerWorks Stock subject to the options outstanding under the Plan held by Optionee immediately prior to the Effective Time (the "ServerWorks Options") and the exercise price payable per share are set forth in Exhibit A attached hereto. Broadcom hereby assumes, as of the Effective Time, all the duties and obligations of ServerWorks under the Plan and each of the ServerWorks Options. In connection with such assumption, the number of shares of Broadcom Stock purchasable under each Assumed Option and the exercise price payable thereunder have been adjusted to reflect the initial Exchange Ratio. Accordingly, the number of shares of Broadcom Stock initially subject to each Assumed Option shall be as specified for that option in attached Exhibit A, and the adjusted exercise price payable per share of Broadcom Stock under the Assumed Option shall also be as indicated for that option in Exhibit A attached hereto.

            2. The intent of the foregoing adjustments to each Assumed Option is to assure that the difference between the aggregate fair market value of the shares of Broadcom Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be no less than the difference which existed, immediately prior to the Merger, between the then aggregate fair market value of the ServerWorks Stock subject to the ServerWorks Option and the aggregate exercise price in effect at such time under the Stock Option Agreement(s). Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the ServerWorks Option immediately prior to the Merger. Such adjustments are also intended to preserve, to the extent applicable, the incentive stock option status of the assumed ServerWorks Options under Section 422 of the Internal Revenue Code of 1986, as amended.

            3. Unless the context otherwise requires, all references in the Stock Option Agreement(s) and, if applicable, in the Plan (as incorporated into such Stock Option Agreement(s)) shall be adjusted as follows: (i) all references to the "Company" shall mean Broadcom, (ii) all references to the "Board" shall mean the Board of Directors of Broadcom and (iii) all references to the "Committee" shall mean the Option Committee of the Board.

            4. The grant date and the expiration date of each Assumed Option and all other provisions which govern either the exercise or the termination of the Assumed Option shall remain the same as set forth in the Stock Option Agreement(s) applicable to that option, and the provisions of the Plan and the Stock Option Agreement(s) shall accordingly govern and control Optionee's rights to purchase Broadcom Stock under the Assumed Option.

            5. Pursuant to the terms of your Stock Option Agreement(s) and the Plan, your Assumed Options shall not vest or become exercisable on an accelerated basis upon the consummation of the Merger. Accordingly, each Assumed Option shall continue to vest and become exercisable for unvested shares of Broadcom Stock subject to that option on the same terms and in accordance with the same installment vesting schedule as those in effect under the applicable Stock Option Agreement(s) immediately prior to the Effective Time; provided, however, that the number of shares of Broadcom Stock subject to each such installment shall be adjusted to reflect the Exchange Ratio.



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            6. For purposes of applying any and all provisions of the Stock
Option Agreement(s) and/or the Plan relating to Optionee's continuous status as an employee of or a consultant to ServerWorks, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to ServerWorks, Broadcom or any other present or future subsidiary of Broadcom. Accordingly, the provisions of the Stock Option Agreement(s) governing the termination of the Assumed Options upon Optionee's cessation of service as an employee of or a consultant to ServerWorks shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with ServerWorks, Broadcom or any other present or future subsidiaries of Broadcom, and each assumed ServerWorks Option shall accordingly terminate, within the designated time period in effect under the Stock Option Agreement for that option, following such cessation of service as an employee of or a consultant to ServerWorks, Broadcom or any other present or future subsidiaries of Broadcom.

            7. The adjusted exercise price payable for the Broadcom Stock subject to each Assumed Option shall be payable in any of the forms authorized under the Stock Option Agreement applicable to that option.

            8. In order to exercise each Assumed Option, Optionee must deliver to Broadcom a written notice of exercise in which the number of shares of Broadcom Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Broadcom Stock or must specify the arrangement for the payment of the purchase price as permitted by the applicable Stock Option Agreement. This notice should be delivered to Broadcom at the following address:

                               Broadcom Corporation
                               16215 Alton Parkway
                               Irvine, California  92618
                               Attention: Manager of Shareholder Services

            9. Except to the extent specifically modified by this Assumption Agreement, all of the terms and conditions of each Stock Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Assumption Agreement.


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            IN WITNESS WHEREOF, Broadcom Corporation has caused this Assumption
Agreement to be executed on its behalf by its duly authorized officer as of January 16, 2001.


                                           BROADCOM CORPORATION


                                           By:
                                               ---------------------------------
                                               David A. Dull
                                               Vice President, General Counsel
                                               and Secretary



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                                 ACKNOWLEDGMENT

        The undersigned acknowledges receipt of the foregoing Assumption Agreement and understands and agrees that all rights and liabilities with respect to each of his or her ServerWorks Options hereby assumed by Broadcom are as set forth in the Stock Option Agreement, the Plan, and this Assumption Agreement.


                                               ---------------------------------
                                               Signature of Optionee


                                               ---------------------------------
                                               Printed Name


DATED:


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